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                                  EXHIBIT 23.3

                [Aircraft Information Services, Inc. Letterhead]


13 September, 2001


America West Airlines, Inc.
4000 E. Sky Harbor Boulevard
Phoenix, Arizona 85034-3899


Re:      America West Airlines, Inc.
         Pass Through Certificates, Series 2001-1


Ladies and Gentlemen:

Reference is made herein to the prospectus (the "Prospectus") relating to the offer to exchange registered Pass Through Certificates, Series 2001-1 (the "New Certificates) for any and all outstanding Pass Through Certificates, Series 2001-1 (the "Old Certificates"). We understand that the Prospectus will be included as part of the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and will be distributed by America West Airlines, Inc. as described therein.

We consent to the reference to our name in the text under the headings "Remaining Prospectus Disclosure - The Parties," "Description of the Aircraft and the Appraisals - The Appraisals," "Experts" and "Appendix II - Appraisal Letters" in the Prospectus. We also consent to the inclusion in the Registration Statement of the report prepared by us with respect to the aircraft referred to therein.


Sincerely,
Aircraft Information Services, Inc.

/s/ Fred E. Bearden
Fred E. Bearden
President




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